Goodrich Petroleum Corporation Announces The Retirement Of Its Chairman Patrick E. Malloy, III.

HOUSTON, May 11, 2015 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) today announced the retirement of its Chairman of the Board of Directors Patrick E. Malloy, III (72 years old) due to health reasons. Mr. Malloy had served on the Board since 2000 and as Chairman since 2003. The retirement is effective today and the Company will designate a new Chairman at its next Board meeting.

Commenting on Mr. Malloy's retirement, Walter G. "Gil" Goodrich, the Company's Vice-Chairman and Chief Executive Officer stated, "On behalf of all the directors of Goodrich Petroleum, we are saddened by Pat's departure from the Board and the reasons for the departure. We extend our thanks to him for approximately fifteen years of dedicated service and the leadership he brought to the Company. We wish him nothing but the best and renewed good health."

Goodrich Petroleum Corporation is an independent oil and natural gas exploration and production company listed on the New York Stock Exchange.

CONTACT: Robert C. Turnham, President, Jan L. Schott, Chief Financial Officer, Daniel E. Jenkins, Director of Investor Relations, +1-713-780-9494